Exhibit 99.1

GT Solar International, Inc. Reports Results for Fourth Quarter and Fiscal Year 2011, Raises Fiscal Year 2012 Guidance

FY11 Revenues Grow 65%, Earnings Per Share Expand 107% on Year-Over-Year Basis

MERRIMACK, N.H.--(BUSINESS WIRE)--May 23, 2011--GT Solar International, Inc. (NASDAQ: SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today reported results for its fourth quarter and fiscal year 2011, which ended April 2, 2011.

Revenue for the fourth quarter of fiscal 2011 totaled $271.6 million, compared to $262.9 million in the third quarter of fiscal 2011 and $194.7 million in the fourth quarter of fiscal 2010. Revenue by business segment for the fourth fiscal quarter of 2011 was $79.2 million in polysilicon, $186.0 million in photovoltaic (PV), and $6.4 million in the sapphire segment, all of which was sapphire materials revenue. Revenue for fiscal 2011 was $899.0 million, approximately 65% growth over fiscal 2010 revenue of $544.2 million. Revenue by business segment for fiscal 2011 was $143.6 million in polysilicon, $740.1 million in photovoltaic (PV), and $15.3 million in the sapphire segment, all of which was sapphire materials revenue.

Gross profit for the fourth quarter of fiscal 2011 totaled $116.9 million, or 43.0 percent of revenue, compared to $122.1 million, or 46.4 percent of revenue in the third quarter of fiscal 2011 and $73.1 million, or 37.5 percent of revenue for the fourth quarter of fiscal 2010. Gross margin for fiscal 2011 was 42.0 percent with a gross profit of $378.0 million compared to a gross margin of 40.2 percent and gross profit of $219.0 million for fiscal 2010.

Operating margin for the fourth quarter of fiscal 2011 was 30.5 percent of revenue, compared to 36.1 percent of revenue in the third quarter of fiscal 2011 and 28.4 percent in the fourth quarter of fiscal 2010. Operating margin for fiscal 2011 was 30.4 percent, compared with 26.5 percent in fiscal 2010.

The company had net income of $51.9 million in the fourth quarter of fiscal 2011 compared to $63.6 million in the third quarter of fiscal 2011 and $33.3 million for the fourth quarter of fiscal 2010. Earnings per share in the fourth quarter of fiscal 2011 on a fully-diluted basis were $0.41, versus $0.46 for the third quarter of fiscal 2011 and $0.23 for the fourth quarter of fiscal 2010. Net income for fiscal 2011 was a record $174.8 million compared to $87.3 million for fiscal 2010. This resulted in a fully diluted EPS of $1.24 per share for fiscal 2011, more than double the fully diluted EPS for fiscal 2010 of $0.60 per share.

Cash and cash equivalents at the end of the fourth quarter of fiscal 2011 were $362.7 million, up from $320.4 million dollars of cash and cash equivalents at the end of the third quarter of fiscal 2011 and $250.7 million of cash, cash equivalents and short-term investments at the end of the fourth quarter of fiscal 2010. In addition, we had debt of $120.3 million at the end of the fourth quarter of fiscal 2011, down from $125.0 million of debt at the end of the third quarter of fiscal 2011 and no debt at the end of the fourth quarter of fiscal 2010.

As of April 2, 2011, the company’s backlog was $1.19 billion, with $536.7 million in the polysilicon segment, $468.1 million in the PV segment and $184.2 million in the sapphire segment. Included in the total backlog was $445.5 million of deferred revenue. Net new orders for the quarter were $234.2 million, which included $14.7 million in polysilicon, $125.1 million in PV and $94.4 million in sapphire.

Business Outlook

The company raised its fiscal 2012 guidance for revenue to a range of $1.0 billion to $1.1 billion, up from the previously provided range of $850 million to $1.0 billion. Based on estimated weighted average diluted shares outstanding of approximately 131 million for the full fiscal year, fully diluted earnings per share are expected to be in the range of $1.55 to $1.85, up from the previously provided range of $1.25 to $1.50. The company expects gross margins for fiscal year 2012 to be in the range of 42 percent to 44 percent.

The company will provide additional detail on its fiscal 2012 guidance during its live webcasted conference call. See details below.

Management Commentary

“Our strong fourth quarter performance caps an outstanding year for GT and its shareholders,” said Tom Gutierrez, president and chief executive officer. “We achieved record revenues in fiscal year 2011 on 65 percent year-over-year growth and we more than doubled our earnings per share. We concluded the year with a strong balance sheet and cash position, while utilizing $203.5 million of cash to buy back 26.5 million shares from our private equity investor.

“This fiscal year, we shipped a record number of DSS furnaces to maintain our strong market position in the PV sector of our business. In our polysilicon business we saw increased activity that we believe provides the basis for continued growth in fiscal year 2012 and beyond.

“We took an important strategic step to diversify the business in fiscal 2011 with the acquisition of Crystal Systems, which has allowed us to enter the high-growth sapphire business. Our sapphire substrate business continues to be fully booked and our sapphire equipment business has developed rapidly with over $484 million of orders booked as of today.

“GT’s overall business outlook remains strong. We booked over $230 million of new business in the fourth quarter, bringing total net bookings for the year to over $1.1 billion and our backlog as of April 2nd to approximately $1.2 billion. The healthy pace of business has continued into the new fiscal year with an additional $722 million of orders booked so far in the first quarter of fiscal year 2012.

“The strength of our balance sheet enables us to significantly increase our investment in a continued flow of new products and additional strategic opportunities. Combined with our strong backlog and continued bookings momentum, this positions GT very well for the foreseeable future.”

Conference Call, Webcast

Tomorrow morning, Tuesday, May 24, 2011, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Solar's website, www.gtsolar.com. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 800.299.6183 for callers in the United States and Canada and 617.801.9713 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through July 24, 2011. To access the replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888-286-8010 for callers in the United States and Canada, or 617-801-6888 for international callers. The telephone replay passcode is 94382653.

About GT Solar International, Inc.

GT Solar International, Inc. is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the information in this press release are “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” and the Company’s estimates for future periods with respect to revenue, earnings per share, gross margins and other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our third fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2010 filed on June 4, 2010 and Form 10-Q for the third quarter of fiscal 2011 filed on February 10, 2011. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

Assets	April 2, 2011	April 3, 2010
Current assets:
Cash and cash equivalents	$362,749	$230,748
Short-term investments	—	19,967
Accounts receivable, net of allowance for doubtful accounts of $2,536 and $2,620, respectively	87,134	52,620
Inventories	127,572	68,858
Deferred costs	125,805	131,986
Vendor advances	20,044	17,110
Deferred income taxes	62,539	72,868
Refundable income taxes	21,780	1,516
Prepaid expenses and other current assets	17,114	4,340
Total current assets	824,737	600,013
Non-current assets:
Property, plant and equipment, net	54,441	19,359
Other assets	9,930	639
Intangible assets, net	22,705	3,205
Deferred costs	129,301	66,265
Goodwill	85,178	42,600
Total assets	$1,126,292	$732,081
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$18,750	$—
Accounts payable	63,401	22,132
Accrued expenses	39,987	17,543
Contingent consideration	4,837	—
Customer deposits	144,429	119,616
Deferred revenue	247,495	229,951
Accrued income taxes	23,014	33,621
Total current liabilities	541,913	422,863
Non-current liabilities:
Long-term debt	101,563	—
Deferred income taxes	59,080	25,661
Deferred revenue	198,022	104,396
Contingent consideration	6,391	—
Other non-current liabilities	817	175
Accrued income taxes	16,566	—
Total liabilities	924,352	553,095
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 125,683 and 143,815 shares issued and outstanding as of April, 2, 2011 and April 3, 2010 respectively	1,257	1,438
Additional paid-in capital	123,338	86,644
Accumulated other comprehensive loss	(2,852)	(5,145)
Retained earnings	80,197	96,049
Total stockholders’ equity	201,940	178,986
Total liabilities and stockholders’ equity	$1,126,292	$732,081

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
Revenue	$271,627	$194,676	$898,984	$544,245
Cost of revenue	154,763	121,605	520,989	325,263
Gross profit	116,864	73,071	377,995	218,982
Operating expenses:
Research and development	7,977	5,059	23,753	21,410
Selling and marketing	6,274	2,401	19,792	11,823
General and administrative	18,903	9,490	56,648	38,623
Amortization of intangible assets	978	791	4,500	3,164
Total operating expenses	34,132	17,741	104,693	75,020
Income from operations	82,732	55,330	273,302	143,962
Other income (expense):
Interest income	113	125	603	420
Interest expense	(1,944)	(175)	(2,922)	(758)
Interest component of forward foreign exchange contracts	(3)	14	(1)	(625)
Other (expense), net	(292)	(884)	(384)	(3,125)
Income before income taxes	80,606	54,410	270,598	139,874
Provision for income taxes	28,712	21,139	95,843	52,618
Net income	$51,894	$33,271	$174,755	$87,256
Net income per share:
Basic	$0.41	$0.23	$1.26	$0.61
Diluted	$0.41	$0.23	$1.24	$0.60
Weighted average number of shares used in per share calculations:
Basic	125,319	143,711	138,673	143,409
Diluted	127,881	145,432	140,902	145,390

CONTACT:
GT Solar International, Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtsolar.com